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March 26, 2003


Jim Green
CEO, Digital Lightwave
15550 Lightwave Drive
Clearwater, FL  33760-3533

Dear Jim,

Following up on my letter to you of March 17, 2003, I would like to confirm the understanding between Tektronix, Inc. ("Tektronix") and Digital Lightwave, Inc. ("DLI") with respect to DLI's rights under the Lease dated March 15, 2000 between Research Place, L.L.C. as lessor, and Tektronix, as lessee, which covers the space located in the building designated as 20 Research Place, Chelmsford, Massachusetts (the "Lease").

Pursuant to the Asset Purchase Agreement between DLI and Tektronix, dated as of October 30, 2002, DLI agreed to assume Tektonix's obligations under the Lease. Pursuant to an Assignment and Assumption Agreement, dated as of November 5, 2002, Tektronix assigned to DLI its rights under the Lease, and DLI assumed Tektronix's obligations under the Lease.

You have indicated that DLI now wishes to assign the Lease back to Tektronix.

This letter will confirm that effective as of March 26, 2003, DLI hereby assigns all of its rights in and to the Lease to Tektronix. Nothing in this letter or in the assignment of the Lease is intended to: (1) amend the terms or provisions of the Asset Purchase Agreement or the Assignment and Assumption; or (2) waive any claim either party has for breach of the Asset Purchase Agreement or the Assignment and Assumption Agreement.

This will also confirm that DLI will continue to perform warranty and repair services for the OTT products.

In return for these considerations, we will allow DLI employees (those who remain employed at the Chelmsford site) to utilize their current quarters for up to three months, and we will continue to maintain our network connection for those employees for a period not to exceed three months. We understand this employment load to be small.


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If this letter accurately sets forth our agreement, please sign in the space indicated below and return a signed copy to me by fax. Also, please let me know how we can arrange to pick up the keys to the facility.

Sincerely,



Richard T. King
Vice President, Optical Product Line


ACCEPTED:

DIGITAL LIGHTWAVE, INC.


By:
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